
<ARTICLE>                  5

<PERIOD-TYPE>                                        12-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         MAR-31-1999
<CASH>                                               225,822
<SECURITIES>                                         1,935,991
<RECEIVABLES>                                        000
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               1,099,860
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       4,913,505<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              1,210,000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           3,501,574
<TOTAL-LIABILITY-AND-EQUITY>                         4,913,505<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     465,783<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     578,128<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   118,185
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                        (542,258)<F5>
<EPS-BASIC>                                        (10.74)
<EPS-DILUTED>                                         000

<F1>Included in Total assets is $4,040 of Tenant security  deposits,  $1,436,677 of Investments in Local Limited Partnerships, $6,719 of Replacement reserve escrow, $9,543 of Mortgagee escrow deposits, $122,093 in Bond trusts, $41,921 of Deferred charges, net, Accounts receivable, net of $2,601 and $28,238 of Other assets.<F2>Included in Total liability and equity is $58,321 of Minority interest in Local Limited Partnership, Accounts payable and accrued expenses of $43,860, Accounts payable to affiliates of $25,799, Accrued interest of $68,819 and Tenant security deposits payable of $5,132. <F3>Total revenue includes $129,760 of Investment revenue, net, $224,199 of Rental revenue and $111,824 of Other revenue. <F4>Included in Other expenses is $32,626 of Amortization, $400,926 of General and administrative expenses, $44,682 of Depreciation and $99,894 of Rental operations. <F5>Net loss reflects Equity in losses of Local Limited Partnerships of $311,996 and Minority interest of $268.

